PROSPECTUS SUPPLEMENT
(To Prospectus Dated January 28, 1998)

                         807,746 Shares of Common Stock
                                ($.50 Par Value)
                               OMNICOM GROUP INC.

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      This document  supplements the Prospectus  dated January 28, 1998 relating to 807,746 shares of Common Stock, par value $.50 per share (the "Common Stock") of the Omnicom Group Inc., a New York corporation ("Omnicom" or the "Company"). Each share of Common Stock offered hereby was issued upon exchange of an Exchangeable Share (an "Exchangeable Share") of GPC International Holdings Inc. ("GPC"), a corporation incorporated under the laws of Canada, issued in a private offering in Canada by GPC and the Company. The shares of Common Stock offered hereby were initially acquired upon exchange of the Exchangeable Shares in a private offering in Canada. This Prospectus Supplement is incorporated by reference into the Prospectus, and all terms used herein shall have the meaning assigned to them in the Prospectus. On June 12, 1998 the closing price of the Common Stock as reported on the New York Stock Exchange was $46.9375 per share. The Common Stock is traded under the symbol "OMC."

      None of the Selling Shareholders owns in excess of 1% of the Common Stock of the Company and since the Selling Shareholders may sell all, some or none of the shares of Common Stock offered hereby, no estimate can be made of the aggregate number of shares of Common Stock that will be owned by each Selling Shareholder upon completion of the offering to which this Prospectus Supplement relates. In accordance with the Section of the Prospectus entitled "Selling Shareholders" (which appears on page 10 of the Prospectus), the following information is provided with respect to the beneficial owners of the Common
Stock:

                                       Amount of Shares           Amount of
                                      Beneficially Owned        Shares to be
Name of Selling Shareholder(s)       as of June 12, 1998      Offered for Sale
------------------------------       -------------------      ----------------
3119025 Canada Inc. (1)                    10,024                  10,024
Patrick Ross (1)                           25,036                  25,036

(1) Patrick Ross, the controlling shareholder of 3119025 Canada Inc., is an officer and/or director of GPC and a subsidiary of GPC.

     Except for the purchase of the shares of Common Stock and the information disclosed in the footnote above, none of the Selling Shareholders has had a material relationship with the Company or any of its affiliates within the past three years.

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     THESE  SECURITIES  HAVE NOT BEEN APPROVED OR  DISAPPROVED BY THE SECURITIES
AND EXCHANGE COMMISSION OR ANY STATE SECURITY COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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            The date of this Prospectus Supplement is June 16, 1998.